Exhibit 10.1

SECOND EMPLOYMENT AGREEMENT AMENDMENT

This SECOND AMENDMENT (this “Amendment”) entered into on August 11, 2021, to the EMPLOYMENT AGREEMENT entered into May 12, 2016 (as amended by that amendment dated August 15, 2019, the “Original Agreement”), between Cheniere Energy, Inc., a Delaware corporation (the “Company”), and Jack A. Fusco (“Executive”).

RECITALS

WHEREAS, the parties desire to amend the Original Agreement in accordance with the provisions of Section 15(f) thereof (the Original Agreement as amended hereby, the “Employment Agreement”);

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree to amend the Original Agreement as follows:

1.Section 1 of the Original Agreement is amended to provide that the Employment Term shall end on March 31, 2024, and thereafter, the Employment Term shall extend automatically for consecutive periods of one year unless either party provides notice of non- renewal not less than sixty (60) days prior to the end of the Employment Term as then in effect, unless Executive’s employment terminates in accordance with Section 7.

2.Section 9(d) of the Original Agreement is amended in its entirety to read as follows:

“(d) Completion of the Employment Term. If the Executive remains employed with the Company through the last day of the Employment Term following a notice of non- renewal of this Agreement by either party and at the time Executive’s relationship with the Company concludes none of the conditions in Section 7(c) exist, then (A) within sixty (60) days of the termination date, the Company shall pay Executive (i) the Accrued Compensation and, (ii) subject to Section 15(e), any earned but unpaid bonus in respect of the fiscal year preceding the termination date, (B) Executive’s then-outstanding long- term incentive awards shall continue to vest in accordance with their terms, (C) subject to Section 15(e), the Company shall pay Executive a bonus for the fiscal year of termination based on actual performance, prorated for the number of days elapsed from January 1 of such year to the last date of the Employment Term, payable in accordance with the Company’s customary practices applicable to bonuses paid to Company executives and (D) the Company shall pay or promptly reimburse Executive for the full amount of COBRA premiums incurred by Executive during the 18-month period following the termination date for Executive and his eligible dependents, provided such reimbursement shall immediately cease in the event Executive becomes eligible to participate in the health insurance plan of a subsequent employer.”

3.All terms not herein defined shall have the meanings ascribed to them in the Original Agreement. Except as specifically provided in this Amendment, the Original Agreement shall not be modified or amended in any manner whatsoever and shall remain in full force and effect.

4.This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterpart together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

CHENIERE ENERGY, INC.

By:	/s/ Sean N. Markowitz
Name:	Sean N. Markowitz
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

By:	/s/ Jack A. Fusco
Name:	Jack A. Fusco